Exhibit 7 to 13D
   Amendment No. 1
   SWVA Bancshares, Inc.


                        LASALLE CAPITAL MANAGEMENT, INC.
                                    Suite 500
                              350 E Michigan Avenue
                           Kalamazoo, Michigan  49007

                                 (616) 344-4993



   September 12, 1997

   Barbara C. Weddle
   SWVA Bancshares, Inc.
   302 Second Street, S.W.
   Roanoke, VA  24011-1597

   Dear Ms. Weddle:

   Regarding Mr. Rakes' letter to me dated September 12, 1997, I hereby give notice and demand to inspect, on September 19, 1997, the Stocklist Materials and Books and Records as listed in the Cede & Co. letter to you dated September 10, 1997.

   As Mr. Rakes' letter acknowledges that the demand to inspect and copy the Stocklist Materials and Books and Records was actually my request, made through Cede & Co. and J.C. Bradford & Co., the insertion of the date above should fully comply with the Company's compliance request.

   By providing the date for inspection, however, this letter in no way implies that the original demand for inspection made by Cede & Co. was deficient in any way. I will have Cede & Co. resubmit their request. However, the Company's failure to provide the inspection and copying of the requested documents by the appropriate time period according to the September 10, 1997 letter from Cede & Co., will be deemed to be non-compliance with the duly submitted request.

   Sincerely,


   /s/ Richard J. Nelson
   Richard J. Nelson

   RJN:wp